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                                                                     EXHIBIT 3.2


                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                              CKE RESTAURANTS, INC.

                                DECEMBER 9, 1997


     Pursuant to the provisions of Section 242 of the Delaware General Corporation Law, CKE Restaurants, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Company"), hereby certifies as follows:

     1. That the following amendment to the Certificate of Incorporation of the Company was approved by unanimous written consent of the Board of Directors and by majority vote of the stockholders of the Company:

     Article V, Section 1 of the Certificate of Incorporation of the Company is amended to read in its entirety as follows:

     "ARTICLE V: Authorized Capital Stock

     SECTION 1. Number of Authorized Shares. The Corporation shall be authorized to issue two classes of shares of stock to be designated, respectively, "Common Stock" and "Preferred Stock;" the total number of shares of all classes of stock that the Corporation shall have authority to issue is One Hundred Five Million (105,000,000) shares, consisting of One Hundred Million (100,000,000) shares of Common Stock, par value $.01 per share, and Five Million (5,000,000) shares of Preferred Stock, par value $.01 per share."

     2. That the above amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

     IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment of Certificate of Incorporation to be duly executed by the Company's authorized officer as shown below and attested to by its Secretary.



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Dated:  December 9, 1997                CKE RESTAURANTS, INC.

                                        /s/ C. THOMAS THOMPSON
                                        ----------------------------------------
                                        By: C. Thomas Thompson, President

Attest:


/s/ SHARON CALAHAN
-------------------------------------
Assistant Secretary


                            NOTARIAL ACKNOWLEDGEMENT

STATE OF CALIFORNIA)
                   )
COUNTY OF ORANGE   )

     On December 9, 1997, before me, the undersigned Notary Public, personally appeared C. Thomas Thompson, personally known to me [or proved to me on the basis of satisfactory evidence] to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

     WITNESS my hand and official seal.

     /s/ SHARON CALAHAN
     ----------------------------------